Exhibit 23.02
INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Large Scale Biology Corporation on Form S-8 of (1) our report dated January 18, 2002, appearing in the Annual Report on Form 10-K of Large Scale Biology for the year ended December 31, 2001 and (2) our report dated April 3, 2000, July 17, 2000, as to Note 15 and August 8, 2000, as to the last paragraph of Note 1 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 15) incorporated by reference in the Form S-8 dated August 11, 2000 (File # 333-43618).

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP Sacramento, California

May 24, 2002